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                                                                     EXHIBIT 23



                                                Independent Auditors' Consent





The Board of Directors
The John Nuveen Company:

We consent to incorporation by reference in the registration statement (No. 33-46922) on Form S-8 of The John Nuveen Company of our report dated January 19, 2000, relating to the consolidated balance sheets of The John Nuveen Company as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K of The John Nuveen Company.


KPMG LLP
Chicago, Illinois
March 20, 2000